Exhibit 10.7
Gran Tierra Energy Brasil Ltda.

Av. das Américas, 3500 – Ed. Londres - salas 515 e 516
Barra da Tijuca, Rio de Janeiro Brasil CEP: 22.640-102

Attention Julio Moreira                                February 21, 2013

Re: Executive Employment Agreement between you and Gran Tierra Energy Brasil Ltda. (“GTB”), a Brazilian company, an affiliate company of Solana Resources Ltd. (“Solana”), and Gran Tierra Energy Inc., an Alberta, Canada corporation (“Gran Tierra”).

Dear Julio:
The Compensation Committee of the Board and Board of Directors have approved the increase to the annual maximum membership cost of a golf club and to monthly club maintenance fees.
As a result, we are pleased to propose that the following sentence in “Perquisites and Expenses” set out in Article 8 of the Executive Employment Agreement be amended such that it be changed from “GTB will reimburse the Executive for the membership cost of a Golf Club and to monthly club maintenance fees to a maximum of R$ 13,200/annum” to “GTB will reimburse the Executive for the membership cost of a Golf Club and to monthly club maintenance fees to a maximum of R$ 17,000/annum”.

Sincerely,
Gran Tierra Energy Inc.
/s/ Dana Coffield
Dana Coffield
I hereby accept and agree to the foregoing amendment to the Executive Employment Agreement:
Signature: /s/ Julio Moreira
Date: February 21, 2013